Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

FOR IMMEDIATE RELEASE

PAPA JOHN’S ANNOUNCES SALE OF

PERFECT PIZZA CHAIN IN THE UNITED KINGDOM

Louisville, Ky. (March 8, 2006) — Papa John’s International, Inc. (NASDAQ:   PZZA) today announced the sale of the Perfect Pizza brand in the United Kingdom to Smartfirst Limited. The transaction, completed as a sale of assets, included the sale of all franchise rights and leases related to 110 franchised Perfect Pizza units, as well as a distribution facility.

The purchase price was approximately $13.0 million, with $8.0 million paid in cash at closing, approximately $900,000 to be paid to Papa John’s within 12 months, and the balance covered by interest-bearing notes to be retired by the purchaser over the next five years. The company’s previously issued earnings guidance of $1.38 to $1.46 per share for 2006 included the projected impact of the transaction.

The company will continue to franchise and operate the Papa John’s brand in the United Kingdom. There are currently 89 Papa John’s restaurants in the UK (86 franchised and three company-owned units), with plans to open as many as an additional 20 Papa John’s restaurants in 2006. Papa John’s UK has also recently invested in point-of-sale technology and its online ordering capabilities, both intended to enhance the customer ordering experience.

Known for “Better Ingredients. Better Pizza.”, Papa John’s has been named Delivery Operator of the Year among pizza chains in the United Kingdom by the Pizza and Pasta Association in each of the last two years. This honor is consistent with recognition received by Papa John’s in the United States, where Papa John’s has been rated no. 1 in customer satisfaction among all QSR chains in the American Customer Satisfaction Index (ACSI) for six years running (1999 - 2005).

“Perfect Pizza provided us a good platform for launching and developing the Papa John’s brand in the UK, but we now believe the two brands are best managed separately,” commented Papa John’s chief operations officer Bill Van Epps. “This sale allows our franchisees and management team to focus exclusively on Papa John’s, which has excellent momentum and growth potential in the UK and other regions throughout the world.”

As of February 19, 2006, there were 2,917 Papa John’s restaurants (508 company-owned and 2,409 franchised, including 317 international units) in 49 states and 22 countries. For more information about the company, visit Papa John’s at http://www.papajohns.com.